March 17, 1995


Dear Fellow Shareholder:

     The Annual Meeting of Shareholders of HRE Properties (the "Trust") was held on March 15, 1995. A portion of the meeting is being held open, and will reconvene at the offices of Coudert Brothers, 1114 Avenue of the Americas on Wednesday, April 5, 1995 at 11:00 A.M. to provide shareholders with additional time to vote their shares only with respect to Proposal 2, which would amend the Declaration of Trust to provide for an increase in the shareholder vote required in connection with the removal of a Trustee. All other business was concluded at the meeting on March 15, 1995.

     The overwhelming number of the votes received from shareholders to date have been in favor of Proposal 2. A significant number of shareholders, however have not yet returned their proxies. On Proposal 2, your broker cannot vote your shares without your signed proxy. Because many shareholders may have assumed that their broker would vote their shares for them, the total affirmative vote received on Proposal 2 was less than that required to pass the proposal.

     For the reasons set forth in the Proxy Statement previously sent to you, your Trustees unanimously recommend a vote "FOR" Proposal 2.

     Regardless of the number of shares you own, it is extremely important that we receive your vote. Since our records indicate that your proxy was not received, please take a moment now to sign, date and mail the enclosed duplicate proxy in the postage paid envelope included for your convenience. Failure to return your proxy has the same effect as a vote against the proposal. If your broker holds shares for you, you must submit your proxy on Proposal 2 for the vote to be counted.

     Thank you for your prompt attention and continued support. If you should have any questions or need additional proxy materials, please do not hesitate to contact the undersigned.

                              Sincerely,


                              James R. Moore
                              Senior Vice President
                               and Secretary